Exhibit No. (12)

KIMBERLY-CLARK CORPORATION AND SUBSIDIARIES
Computation of Ratio of Earnings to Fixed Charges
(Dollar amounts in millions)

	Year Ended December 31
	2012	2011	2010	2009	2008

Consolidated Companies
Income from continuing operations before income taxes	$2,420	$2,183	$2,550	$2,576	$2,289
Interest expense	284	277	243	275	304
Interest factor in rent expense	94	93	94	90	102
Amortization of capitalized interest	11	13	14	14	13

Equity Affiliates
Share of 50%-owned:
Income before income taxes	3	(1)	-	-	1
Interest expense	-	-	-	-	-
Interest factor in rent expense	-	-	-	-	-
Amortization of capitalized interest	-	-	-	-	-
Distributed income of less than 50%-owned	148	137	132	114	131

Earnings	$2,960	$2,702	$3,033	$3,069	$2,840

Consolidated Companies
Interest expense	$284	$277	$243	$275	$304
Capitalized interest	9	8	12	13	14
Interest factor in rent expense	94	93	94	90	102

Equity Affiliates
Share of 50%-owned:
Interest and capitalized interest	-	-	-	-	-
Interest factor in rent expense	-	-	-	-	-

Fixed Charges	$387	$378	$349	$378	$420

Ratio of earnings to fixed charges	7.65	7.15	8.69	8.12	6.76